Exhibit 99.1

Shareholder Update: Creative Medical Technology Holdings, Inc.

PHOENIX, Oct. 17, 2018 /PRNewswire/ -- (OTCQB-CELZ) Creative Medical Technology Holdings, Inc. announced today an update of its activities:

Creative Medical Health, Inc. shall convert $100,000.00 of deferred management compensation to CELZ stock at a VWAP of $0.0225 per share, which will result in 4,444,444 shares of CELZ stock being issued to Creative Medical Health, Inc. The shares shall be restricted for a minimum of six months. As evidenced in the past, Creative Medical Health has not sold any shares of CELZ stock and it is not the intent to sell CELZ shares in the foreseeable future.

CaverStem International: As we advised in our September 24, 2018 Shareholder Update, it was our intent to treat the first patients in Russia in October. The CaverStem team is in Russia meeting with the physicians and their staff in preparation for the procedures to begin on October 19th.

A press release will be issued in the days following October 19th to provide further details, including the observations of the physicians involved.

We also are progressing with the CaverStem™ program in Switzerland and expect to release more information on the treatment of patients in this region soon.  Interest in the CaverStem™ program also remains strong in other EU countries. Setting up such relationships and navigating all legal obligations to conduct business in each country takes a great deal of effort and time on the part of CaverStem™ executives and our counterparts in each medical practice. As we reach milestones as we have in Russia, future disclosure will be made.

We are pleased with the progress of CaverStem International in the few months since inception and wish to thank the international physicians for their invaluable assistance in its development.

CaverStem™ domestic activities: We are continuing to present the CaverStem™ program to multiple interested physicians across the United States. Physicians that have contractually agreed to become involved with our program are in various stages of training and scheduling of patients.

We are continuing to build brand awareness of CaverStem™ to patients in the cities where the current physicians are located and this will be expanded as other physicians become involved. In order for interested parties to keep updated on our domestic progress we suggest they refer to our website at CaverStem.com for the growing list of affiliated physicians.

LA Biomedical Institute clinical trial: As we've previously advised, once the data is fully compiled, it is our intent to disclose the data via a joint publication with LA Bio Med as contractually agreed upon as well as submission to clinicaltrials.gov. The CaverStem™ team members involved in this aspect of the business are working with LA Bio Med to bring this to fruition.

Again, in response to direct inquiries from shareholders seeking specific information on operating activities, it is our policy to release information via press releases and SEC filings. We understand the desire for real time information, however information must be properly disclosed to the public. Advanced information provided to individuals could present an unfair advantage and thus cannot be disclosed. We appreciate our shareholders understanding of our policy to comply with all regulations on this matter.

We wish to extend our appreciation for the support of our shareholders, many of which have been vested in the company for many years and to new shareholders who have recently become acquainted with us. We are confident in our company and we are continuing to devote our time and efforts to build on our fundamentals and to execute on our multitier business plan.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.  For more information on our Caverstem™ procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.